Exhibit 1

To the Holders of
Trust Certificates (TRUCs), Series 2001-1
CUSIP: 89826W104

In accordance with Section 4.03 of the Standard Terms for Trust Agreements as supplemented by the Series Supplement Corporate Backed Trust Certificates Series 2001-1 Trust dated as of June 19, 2001 between Bear Stearns Depositor Inc., as Depositor, and U.S. Bank Trust National Association, as Trustee, U.S. Bank Trust National Association, as Trustee of the Trust Certificates (TRUCs), Series 2001-1 hereby gives notice with respect to the Distribution occurring on March 15, 2002 (the "Distribution Date") as follows:

(i) the amount received by the Trustee in respect of principal, interest and premium on the Underlying Securities during the period ending on the Distribution Date is as follows:
                  Principal:        $         0
                  Premium:          $         0
                  Interest :        $936,000.00

(ii) the amount of the distribution on the Distribution Date to holders of TRUCs allocable to principal of and premium, if any, and interest or dividends was as follows:
                                            Class A-1        Class A-2
                  Principal:                $         0      $        0
                  Premium:                  $         0      $        0
                  Interest:                 $         0      $        0
                  Dividends :               $931,250.00      $        0
                  Dividends Per $25 unit:   $0.93125

(iii) the Trustee received no compensation from the Trust for the period relating to the Distribution Date, however $4,750.00 ( or $.00475 per $25 unit) was remitted to the Depositor for the payment of Trust Expenses in accordance with Section 5 (i) (3) of the Series
      Supplement.

(iv) the Underlying Securities are $28,800,000 principal amount of AT&T Corp. 6.50% Notes due March 15, 2029 (CUSIP: 001957AW9) and the current rating of such Underlying Securities by Standard & Poor's Ratings Services is "A".

(v) the aggregate Certificate Principal Balances of the TRUCs at the close of business on the Distribution Date were as set forth below:
                          Class A-1                            Class A-2
                          $25,000,000 (1,000,000 $25 units)    $3,800,000.00

U.S. Bank Trust National Association, as Trustee
March 15, 2002